Exhibit 5.4

January 22, 2007

Sensata Technologies B.V.

Kolthfsingel 9

7602 EM Almelo

The Netherlands

Re:	Registration Statement on Form S-4 (No. 333-139739)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Japanese counsel to Sensata Technologies Japan Limited (“Guarantor”), in connection with the Guarantor’s guarantees (the “Guarantees”), along with the other guarantors under the Indentures (as defined below), of $450,000,000 in aggregate principal amount of 8% Senior Notes due 2014, and €245,000,000 in aggregate principal amount of 9% Senior Subordinated Notes due 2016 (the “Notes”) to be issued by Sensata Technologies B.V., a Netherlands private company (the “Issuer”), in a registered exchange offer pursuant to the captioned registration statement (such registration statement, as amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on December 29, 2006, under the Securities Act of 1933, as amended. The Notes are to be issued pursuant to that certain Indenture (the “Senior Notes Indenture”), dated as of April 27, 2006, among the Issuer, the Guarantor, the other guarantors party thereto and The Bank of New York, as Trustee (the “Trustee”), and that certain Indenture (the “Senior Subordinated Notes Indenture”), dated as of April 27, 2006 (together with the Senior Notes Indenture, the “Indentures”), among the Issuer, the Guarantor, the other guarantors party thereto and the Trustee. Pursuant to the Indentures, the Guarantor, along with such other guarantors, will guarantee the obligations of the Issuer under the Notes.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. As to relevant factual matters, we have relied upon, among other things, the Guarantor’s factual representations in the Guarantor Certificate, a copy of which is attached hereto. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Indentures have been duly authorized by all necessary corporate action on the part of the Guarantor, and have been duly executed and delivered by the Guarantor.

2.	The performance by the Guarantor of its obligations under the Indentures and the Guarantees will not contravene any provision of applicable law that we have, in the exercise of customary professional diligence, recognized as applicable to the Guarantor or to the transactions of the type contemplated by the Indentures and the Guarantees.

The law covered by this opinion is limited to the present laws of Japan. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

In this opinion, legal concepts under Japanese law are expressed in the English language and not in the original Japanese language. Legal concepts in the English language used herein may or may not correctly express the meanings of the original legal concepts expressed in the original Japanese language, and accordingly, this opinion may be relied upon under the express condition that, should there arise any questions as to the interpretation, or scope of application, of the legal concepts used herein, such concepts shall be governed by and constructed in accordance with Japanese law and the original Japanese language that corresponds to expressions shown herein in the English language.

This opinion is furnished by us as special Japanese counsel for the Guarantor and may be relied upon by you only in connection with the Registration Statement. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this opinion to your accountants, attorneys, and other professional advisors, to governmental regulatory agencies having jurisdiction over you. This is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted

/s/ O’Melveny & Myers